CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A (File No. 33-81800) of our report dated February 16, 2000 relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Report to the Shareholders of the BB&T Growth and Income Fund and our report dated February 14, 2000, relating to the financial statements and financial highlights appearing in the December 31, 1999 Annual Reports to Shareholders of AmSouth Select Equity Fund and AmSouth Equity Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectuses and "Financial Statements" and "Independent Accountants" in the Statements of Additional Information.



/s/PricewaterhouseCoopers LLP
Columbus, Ohio
March 23, 2001